Exhibit 10.19

SHARING AGREEMENT

This Agreement is made and entered into as of the 30th day of August, 2010, by and between Bruker Corporation (“BRKR”), a Delaware corporation and Bruker Energy & Supercon Technologies, Inc. (“BEST”), a Delaware corporation, together with their respective Affiliates.

WITNESSETH:

WHEREAS, BEST currently is a wholly owned subsidiary of BRKR;

WHEREAS, each party hereto may use certain names, trademarks and other intellectual property owned by the party hereto and may use certain services, facilities, products and related items of other of the party hereto; and

WHEREAS, the parties hereto desire to confirm by a written agreement the arm’s-length terms and conditions under which all such use has taken place and shall take place in the future;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.0          Definitions

1.1          “Affiliate” shall mean any person or entity which, directly or indirectly, controls a party hereto, or is controlled by a party hereto, it being understood that for such purposes “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

1.2          “Change of Control” shall mean, with respect to any party hereto, a change in the possession to a third party who is presently not an Affiliate, directly or indirectly, of the power to direct or cause the direction of the management of policies of such party, whether through a change in the ownership of voting securities or by contract or otherwise which occurs prior to completion of a public offering of at least $25,000,000 (twenty five million dollars) on a well-established public stock market (e.g. NASDAQ, Deutsche Boerse, or others). An initial public offering and transfer of control of a party to public ownership shall specifically not constitute a Change of Control.

1.3          “Intellectual Property” shall mean all patents, patent applications, inventions, trademarks, trademark applications, copyrights, copyright applications, trade secrets, common law rights and other intellectual property rights of any nature whatsoever in existence as of the date hereof.

1.4          “Lien” shall mean, with respect to any item, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind.

1.5          The “Name” shall mean the name “Bruker”, any logos associated therewith, and all Intellectual Property rights related thereto together with all goodwill associated therewith.

2.0          Name

2.1          The parties acknowledge that BRKR owns the entire right, title and interest in and to the Name.

2.2          BRKR hereby confirms that BEST has properly used the Name prior to the date hereof.

2.3          BRKR hereby grants BEST a perpetual, irrevocable, non-exclusive, royalty-free, non-transferable right and license to use the Name in connection with the conduct and operation of the business, as the same may be conducted from time to time, of BEST, subject to and in accordance with the following:

2.3.1       BEST shall use the Name in such a manner that it does not interfere with BRKR’s use of the Name. Moreover, BEST will continue to utilize additional names in conjunction with the Name to identify clearly the scope and purpose of the autonomous business of BEST.

2.3.2       BEST shall not at any time, directly or indirectly, take any material action which materially detracts from the goodwill associated with the Name.

2.3.3       Notwithstanding the irrevocable, perpetual nature of the license set forth in this Section 2.3, BEST’s license under this Section 2.3 may become null and void at the option of BRKR, which option must be exercised in writing within ninety (90) days of the occurrence if BEST (a) files a voluntary petition for bankruptcy, (b) has an involuntary petition for bankruptcy filed against it which remains un-dismissed for at least sixty (60) consecutive days, (c) fails to comply with the provisions of this Section 2.3, (d) suffers a major loss of its reputation in its industry or marketplace, such as by the distribution of defective, harmful, illegal, or dangerous goods or merchandise which materially detracts from the goodwill associated with the Name, (e) undergoes a Change of Control, or (f) is owned less than fifty percent (50%) by BRKR.  However, if BEST receives such written notice under this Section 2.3.3, BEST shall be given a ninety (90) day period after receipt of such written notice to cure the problem or occurrence which led to the notice. If BEST undergoes a Change of Control or is owned less than fifty percent (50%) by BRKR, then BRKR shall give BEST up to one (1) year after such occurrence to discontinue use of the Name.

2.3.4      While the license set forth in this Section 2.3 is non-transferable, BEST shall have the right to have its Affiliates use the Name subject to and in accordance with the following:

2.3.4.1    Use by an Affiliate shall be subject to all the conditions of this Section 2.3.

2.3.4.2    BEST shall be fully responsible under this Agreement for the use of the Name by such Affiliate.

2.3.5      BEST shall take no action which would cause a Lien to be placed on the Name or on BEST’s license rights under this Section 2.3.

2.4          In the event BEST at any time believes a person or entity is infringing the Name or in the event BEST’s use of the Name at any time leads to a claim that it is infringing the rights of a third party, the parties hereto will work together and cooperate in good faith with respect to the handling of such matter. The financial burden of enforcing the rights in the Name will be shared equitably between the parties hereto.

3.0          Technology

3.1          The parties acknowledge that each party hereto (a) owns various technology and the Intellectual Property relating thereto, and (b) has used and uses the technology and Intellectual Property of other parties hereto; provided, however, that use of the patents and patent applications included in such Intellectual Property by each party hereto (other than use pursuant to the separate written agreements referred to in Section 3.3 below) is limited to use of those patents and patent applications as in effect prior to the date hereof.

3.2          Each party confirms that the other party hereto has properly used its technology and related Intellectual Property prior to the date hereof.

3.3          Each party acknowledges that certain specific written agreements may be in place between the parties hereto defining the use, royalties and terms and conditions of use of technology and related Intellectual Property. This Agreement shall not supersede or replace any such existing written agreements pertaining to the subject matter hereof. For all technology and related Intellectual Property which is not governed by a specific separate written agreement, if any, between the parties or between any one or more parties and a third party, each party hereby grants the other party hereto a perpetual, irrevocable, non-exclusive, royalty free, non-transferable right and license to use the technology and related Intellectual Property of the granting party in connection with the conduct and operation of the business, as the same may be conducted from time to time, of such other party, unless such other party hereto undergoes a Change of Control, subject to and in accordance with the following:

3.3.1       In the event a party (the “First Party”) desires to make a broader use of the technology or Intellectual Property of the other party (the “Second Party”) hereto than the use of such Intellectual Property by the First Party as of the date hereof, the two parties shall negotiate in good faith regarding the possibility of entering into a written agreement permitting the First Party to make such broader use,  on arm’s length terms and conditions such as would be utilized in a typical transaction with a person or entity not a party to this Agreement; provided, however, that neither the First Party nor the Second Party shall have any obligation to enter into any such agreement.

3.3.2       The First Party shall at no time take any action which would materially adversely affect the value of any technology or Intellectual Property of any other party hereto, which has been made available to the First Party hereunder.

3.3.3                     Each party shall use the technology and Intellectual

Property of the other party in such a manner that it does not materially interfere with the other party’s use thereof.

3.3.4      While the license set forth in this Section 3.3 is non-transferable, a party shall have the right to have its Affiliates use the technology or Intellectual Party of the other party hereto, subject to and in accordance with the following:

3.3.4.1    Use by an Affiliate shall be subject to all of the conditions of this Section 3.3.

3.3.4.2    The party to this Agreement which permits its Affiliate to use the technology or Intellectual Property of the other party shall be fully responsible for the use thereof by such Affiliate.

3.3.5      No party shall take any action which shall cause a Lien to be placed on the technology or Intellectual Property of another party hereto or on such party’s license rights under this Section 3.3.

3.4          In the event a party at any time believes a person or entity not a party to this Agreement is infringing the technology or Intellectual Property of a party to this Agreement or in the event a party’s use of the technology or Intellectual Property of a party to this Agreement at any time leads to a claim that such using party is infringing the rights of a third party, the party which owns such technology or Intellectual Property will be responsible for the handling of such matter, provided that such owning party shall receive reasonable cooperation in connection therewith from the other party hereto which uses such technology or Intellectual Property.

4.0          Distribution

4.1          The parties acknowledge that prior to the date hereof they have used, and may continue to use after the date hereof, selected common distribution channels for their respective products, including through the Affiliates of the parties hereto.

4.2          Such common distribution channels shall continue, and no party shall take any action which would interfere with the right of any other party hereto to use such distribution channels.

4.3          The terms and conditions of sale and the transfer pricing for such distribution will be on an arm’s length basis as would be utilized in a typical transaction with a person or entity not a party to this Agreement.

4.4          No common sales channel shall have any exclusivity in any country or other geographic area and any party hereto shall have the right to establish its own subsidiary sales channel or third-party sales channel in any country or other geographic area at any time for any reason.  However, in this case sixty (60) days prior written notice shall be given.

4.5          In addition to the ability to establish a new sales channel as described in Section 4.4 hereof, a party hereto shall have the right at any time to establish additional exclusive or non-exclusive sales channels in any country, geographic area or market segment with sixty (60) days prior written notice.

5.0          Shared Services

Any subleases of facilities, sharing of employees, shared services such as payroll services and any related matters may occur as the parties hereto may agree from time to time as evidenced by a written agreement containing arm’s length terms, conditions and pricing.

6.0          Purchases

To the extent that prior to the date hereof a party has purchased items from the other party hereto, such purchases may occur after the date hereof subject to and in accordance with the following:

6.1          The prices shall be prices in effect as of the date hereof, provided that there may be a yearly price increase in an amount not to exceed the yearly increase in the Consumer Price Index, or corresponding index of the country in which the manufacture occurs.

6.2          The terms and conditions or supply agreements, if any, shall be as previously established by the parties.

7.0          Miscellaneous Provisions

7.1          This Agreement shall be governed by and construed in accordance with either the laws of the Commonwealth of Massachusetts.

7.2                             All notices given hereunder shall be in writing and sent by certified mail, return receipt requested or by facsimile (receipt confirmed) to the principal place of business of each party hereto to the attention of its CEO, provided that a party may change its address for notice in writing.

7.3          Subject to the prohibitions on transferability set forth herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  To the extent set forth herein, this Agreement shall bind the Affiliates of the parties hereto.

7.4.         The headings of the provisions of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

7.5          This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Facsimile or PDF signatures may be treated as original signatures.

7.6          In the event that any one or more of the provisions contained herein is held to be void or unenforceable for any reason, the validity or enforceability of the remainder of this Agreement shall continue in full force and effect, and such void or unenforceable provision shall be enforced to the maximum extent permissible.

7.7          This Agreement does not supersede any prior or contemporaneous written agreements in connection with the subject matter hereof.  This Agreement may be amended or waived only by a written instrument executed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal in a series of counterpart originals as of the date first written above.

BRUKER CORPORATION		BRUKER ENERGY & SUPERCON
TECHNOLOGIES, INC.

By:	/s/ Richard M. Stein	By:	/s/ Burkhard Prause

Title: Secretary		Title: President and CEO